Exhibit (e)(a)

UNDERWRITING AGREEMENT

Transamerica Partners Funds Group II

Schedule I

May 1, 2017

Transamerica Asset Allocation – Intermediate Horizon

Transamerica Asset Allocation – Intermediate/Long Horizon

Transamerica Asset Allocation – Long Horizon

Transamerica Asset Allocation – Short Horizon

Transamerica Asset Allocation – Short/Intermediate Horizon

Transamerica Partners Institutional Balanced

Transamerica Partners Institutional Government Money Market

Transamerica Partners Institutional Large Value